                                                             ------------------------------
                                                                     OMB APPROVAL
                                                             ------------------------------
                                                             OMB Number:         3235-0145
                                                             Expires:    December 31, 2005
                                 UNITED STATES               Estimated average burden
                      SECURITIES AND EXCHANGE COMMISSION     hours per response......11.00
                            WASHINGTON, D.C. 20549           ------------------------------


                                 SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 2)*


                                LIVEPERSON, INC
-------------------------------------------------------------------------------
                               (Name of Issuer)


                   COMMON STOCK, PAR VALUE $0.001 PER SHARE
-------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  538146 10 1
                     -------------------------------------
                                (CUSIP Number)

                               DECEMBER 31, 2003
-------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the following box to designate the rule pursuant to which the Schedule is filed:

         |_| Rule 13d-1(b)

         |_| Rule 13d-1(c)

         |X| Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


    POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A
                     CURRENTLY VALID OMB CONTROL NUMBER.

CUSIP NO. 538146 10 1

-----------------------------------------------------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only)

     ROBERT P. LoCASCIO
-----------------------------------------------------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)

     (b)

-----------------------------------------------------------------------------------------------------------------------------
3.   SEC Use only

-----------------------------------------------------------------------------------------------------------------------------
4.   Citizenship or Place of Organization

-----------------------------------------------------------------------------------------------------------------------------
Number               5.    Sole Voting Power             5,681,963
of
Shares          -------------------------------------------------------------------------------------------------------------
Beneficially         6.    Shared Voting Power               0
Owned
by              -------------------------------------------------------------------------------------------------------------
Each                 7.    Sole Dispositive Power        5,681,963
Reporting
Person          -------------------------------------------------------------------------------------------------------------
With:                8.    Shared Dispositive Power          0

-----------------------------------------------------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person     5,681,963

-----------------------------------------------------------------------------------------------------------------------------
10. Check if the Aggregate  Amount in Row (9) Excludes  Certain Shares (See Instructions)

-----------------------------------------------------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)                   15.9%

-----------------------------------------------------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

-----------------------------------------------------------------------------------------------------------------------------

ITEM 1.

  (a) Name of Issuer: LIVEPERSON, INC.

  (b) Address of Issuer's Principal Executive Offices: 462 SEVENTH AVENUE, 21ST FLOOR, NEW YORK, NEW YORK 10018


ITEM 2.

  (a) Name of Person Filing: ROBERT P. LOCASCIO

  (b) Address of Principal Business Offices or, if none, Residence: C/O LIVEPERSON, INC., 462 SEVENTH AVENUE, 21ST FLOOR, NEW YORK, NEW YORK 10018

  (c) Citizenship: UNITED STATES CITIZEN

  (d) Title of Class of Securities: COMMON STOCK, PAR VALUE $0.001 PER SHARE

  (e) CUSIP Number: 538146 10 1


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

        NOT APPLICABLE

ITEM 4. OWNERSHIP

  (a) Amount Beneficially Owned: 5,681,963 . (b) Percent of Class: 15.9% .

  (c) Number of shares as to which such person has:

      (i) Sole power to vote or to direct the vote:   5,681,963    .
                                                    ---------------
      (ii) Shared power to vote or to direct the vote:    0        .
                                                       ------------

      (iii) Sole power to dispose or to direct the disposition of:  5,681,963 .
                                                                   -----------

      (iv) Shared power to dispose or to direct the disposition of:   0       .
                                                                    ---------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

NOT APPLICABLE

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

NOT APPLICABLE

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

NOT APPLICABLE

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

NOT APPLICABLE

ITEM 10.  CERTIFICATION

NOT APPLICABLE

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that that information set forth in this statement is true, complete and correct.


                                                   FEBRUARY 10, 2004
                                             ------------------------------
                                                         Date


                                                /s/ ROBERT P. LOCASCIO
                                             ------------------------------
                                                       Signature


                                                  ROBERT P. LOCASCIO
                                             ------------------------------
                                                      Name/Title